UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 17, 2006
(Date of Report, date of earliest event reported)

Stage Stores, Inc.
(Exact name of registrant as specified in its charter)

1-14035
(Commission File Number)

NEVADA	91-1826900
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas	77025
(Address of principal executive offices)	(Zip Code)

(800) 579-2302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 17, 2006, Stage Stores, Inc. (the "Company") entered into a definitive agreement to acquire privately owned B.C. Moore & Sons, Incorporated ("B.C. Moore") for approximately $37.0 million in cash. The transaction, which has been approved by the Boards of Directors of the Company and B.C. Moore, is expected to close within thirty days and is subject to customary closing conditions.

In purchasing B.C. Moore, the Company will acquire 78 retail locations, located in small markets throughout Alabama, Georgia, North Carolina and South Carolina. The Company's integration plan calls for 69 of the acquired locations to be converted into Peebles stores, and the remaining 9 locations will be closed. Existing merchandise inventories will be liquidated at all stores, and the continuing 69 stores will be remodeled, re-merchandised, and reopened as Peebles stores. The grand openings of the newly converted Peebles stores will occur in phases beginning in July through October. In order to allow it to remain focused on its core business and operations, the Company expects to engage a third party to manage the acquired stores through the completion of the inventory liquidation sales process.

A copy of the Company's News Release announcing this transaction is attached to this Form 8-K as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99	News release issued by Stage Stores, Inc. on February 20, 2006 announcing the signing of a definitive agreement to acquire privately owned B.C. Moore & Sons, Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

February 22, 2006	/s/ Michael E. McCreery
(Date)	Michael E. McCreery
Executive Vice President and Chief Financial Officer